EXHIBIT 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O'Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES COMMON STOCK OFFERING

Santa Monica, CA (11/18/02)—The Macerich Company (NYSE Symbol: MAC) today announced that it is commencing a public offering of 10,200,000 shares of its common stock. A group led by Deutsche Bank Securities Inc. is underwriting the offering. The Company has granted the underwriters an option to purchase up to an additional 1,530,000 shares to cover over-allotments, if any.

Net proceeds from the offering by the Company are expected to be used to repay outstanding indebtedness incurred in conjunction with the $1.475 billion acquisition of Westcor Realty Limited Partnership and its affiliated entities and for general corporate purposes.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Copies of the written prospectus meeting the requirements of the Securities Act of 1933, as amended, may be obtained from Deutsche Bank Securities, Inc., Prospectus Center, 3921 Vero Road, Suite J, Catonsville, Maryland 21227.

The Macerich Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, redevelopment and development of regional malls and community shopping centers throughout the United States. The Company is the sole general partner of, and owns a 77% interest in The Macerich Partnership, L.P. Macerich currently owns interests in 56 regional malls, 21 community shopping centers and two development properties totaling approximately 57 million square feet of gross leasable area.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing, interest rate fluctuations and operating expenses; adverse changes in the real estate markets, including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities that could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

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